FORM 8-K





                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549






                    Current Report Pursuant to Section 13
                    of the Securities Exchange Act of 1934





       Date of Report (Date Earliest Event reported)- October 18, 1996





                     Commission File Number     2-67419




                              CB BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)




                 Hawaii                             99-0197163
        (State of Incorporation)       (IRS Employer Identification No.)




                201 Merchant Street, Honolulu, Hawaii  96813
                   (Address of principal executive offices)




                                (808) 546-2411
                        (Registrant's Telephone Number)

ITEM 5.  Other events

Refer to attachment I.

Attachment I.

FOR IMMEDIATE RELEASE

Contact:     Wayne T. Miyao              Daniel Motohiro
             Senior Vice President       Senior Vice President & CFO
             City Bank                   CB Bancshares, Inc.
             Ph. (808) 546-8484          Ph. (808) 546-2424

                  CB BANCSHARES TO MERGE SUBSIDIARIES
      SIGNS MEMORANDUM OF UNDERSTANDING WITH FEDERAL RESERVE BANK

(Honolulu, Hawaii) October 18, 1996 -- CB Bancshares, Inc. (NASDAQ: CBBI), today announced plans to merge its two subsidiaries: City Bank and International Savings and Loan Association (ISL) to improve operating efficiency. The merger is expected to be completed in the first half of 1997, subject to the approval of the bank's regulators. After the merger, the combined banks will operate under the City Bank name.

Based on June 30, 1996 figures, the merged bank would have $1.4 billion in assets, $1.1 billion in loans and $1.0 billion in deposits. Both City Bank and ISL currently exceed all minimum capital requirements.

In making the announcement James M. Morita, Chairman of the Board and Chief Executive Officer of CB Bancshares, commented: "We are merging our two principal subsidiaries because it is apparent in the increasingly competitive Hawaiian market that combining our resources is essential to driving down costs. These steps are part of our continuing effort to improve operating efficiency while maintaining effective customer service in our local market. The planned merger continues the implementation of the goals established in our long range plan. We plan to streamline the operation of the holding company as well. We will also work hard to keep and enhance the strong tradition of mortgage lending which ISL has established in Hawaii." The merger of the two subsidiaries is expected to result in the closing of several overlapping branches and the elimination of an unspecified number of positions.

The announcement of the merger plan follows a review and analysis of the company's operations and a strategic assessment of future growth opportunities. As part of this process, the company has had a series of discussions with regulatory authorities on the management, operations and structure of the company. As a result, CB Bancshares has entered into an informal agreement, or a Memorandum of Understanding, with The Federal Reserve Bank of San Francisco with respect to issues raised in an inspection of the company as of June 30, 1996 by The Federal Reserve Bank, the Office of Thrift Supervision and the State of Hawaii Division of Financial Institutions. The memorandum is designed to further improve the financial condition and operation of CB Bancshares.

Under the memorandum, CB Bancshares is restricted from the payment of cash dividends, incurring debt, or redeeming its stock without prior approval of the Federal Reserve Bank. There is no impact on the company's previously announced third quarter dividend, which is payable October 31, 1996. As always, any future dividends are based on the Board of Directors' review of financial performance. The memorandum also addresses a number of other issues that require Federal Reserve Bank approval including: increases in director and executive compensation; entering into agreements to acquire or divest businesses; management and organizational structure; liquidity and capital needs; interest rate risk; and audit, record keeping and compliance control systems.

With the announcement of the City Bank-ISL merger plan and streamlining of the holding company, Mr. Morita indicated that the company had already commenced actions to address several of the issues addressed by the memorandum of understanding. "We intend to continue our efforts to address any regulatory concerns while implementing our long-term strategic plan," he said. City Bank is a state-chartered bank organized under the laws of the State of Hawaii in 1959. Insured by the Federal Deposit Insurance Corporation (FDIC), the bank provides full commercial banking services to customers through thirteen branches on the islands of Oahu, Maui and Hawaii. ISL, with 11 branches, was chartered by the then Territory of Hawaii in 1925 and is also insured by the FDIC. Customers with deposit and checking accounts at ISL will automatically become City Bank customers and will receive new account materials in connection with the merger. The terms of existing ISL certificates of deposit and loans will not change and customers with ISL credit cards will be offered similar City Bank cards. As with ISL, deposits at City Bank are insured by the FDIC up to the maximum amount available, $100,000.

CB Bancshares provides a full range of banking products and services for small to medium size business and retail customers through its branch network on the islands of Oahu, Maui and Hawaii. The company is the third largest bank holding company in Hawaii.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 CB Bancshares, Inc.


Date: October 23, 1996                           Daniel Motohiro
                                                 Senior Vice President and
                                                 Chief Financial Officer